Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the three and six months ended June 30, 2008 and 2007

	Three months ended		Six months ended
(in millions)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Reconciliation of Non-GAAP measure:
Net income	43.0	16.7	47.7	18.1
Income tax provision	27.6	12.8	34.0	12.6
Interest expense, net	42.6	32.7	88.8	57.7
Loss on early extinguishment of debt	—	0.9	—	15.7
Depreciation and amortization	29.8	20.7	58.9	38.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	143.0	83.8	229.4	143.0

Other adjustments:
Reorganization and acquisition-related integration costs	11.1	9.4	21.8	18.5
Purchase accounting adjustment for the elimination of manufacturer’s profit in inventory	—	27.1	—	27.1

As Adjusted EBITDA	$154.1	$120.3	$251.2	$188.6